 Exhibit 99.2

January 3, 2017

Western Uranium Corporation Announces Increase of Non-Brokered Private Placement to Approximately
CDN$1.2 Million

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to announce an increase in the amount of the previously announced closing of a non-brokered private placement (the “Private Placement”) from 910,950 units to 1,010,950 units (the “Units”) for an increase of gross proceeds to Cdn$1,213,140 from Cdn$1,093,140 which remains subject to final regulatory approval.

After having giving effect to the increased participation in the Private Placement the Company issued a total of 1,010,950 Units at a price of Cdn$1.20 per Unit. Each Unit consists of one common share of the Company (“Share”) plus one common share purchase warrant of the Company (“Warrant”). Each Warrant shall entitle the holder to purchase one Share at a price of Cdn$2.80 for a period of 5 years following the Closing Date of the Private Placement. The securities issued pursuant to the Offering are subject to a six month statutory hold period.

The proceeds of the Private Placement will be used to fund development and regulatory approval of the Company’s ablation technology, landholding and mine preparation/property evaluation, agreement costs with the Pinon Ridge Mill site, paying the costs of the Company's acquisition of Black Range Minerals Limited, and meeting working capital, payable and project, and debt service obligations.

In connection with the Private Placement, the Company paid Cdn$48,331 in finders’ fees plus 40,276 compensation warrants exercisable for five years, each warrant exercisable at Cdn$2.80 for one common share.

The securities offered and sold have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium company focused on the near-term production of uranium and vanadium in the western United States.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Michael Skutezky

Chairman of the Board

Office: 416-564-2870

mskutezky@western-uranium.com